Exhibit 99.1

Solar Senior Capital Announces First Quarter Financial Results; Increase in NAV to $18.45; Declares Monthly Dividend of $0.10 per Share for May 2012

NEW YORK--(BUSINESS WIRE)--May 1, 2012--Solar Senior Capital Ltd. (NASDAQ: SUNS), today reported earnings of $5.7 million, or $0.60 per share, and net investment income of $2.6 million, or $0.28 per share, for the quarter ended March 31, 2012. Net asset value (NAV) per share was $18.45, up from $18.15 at December 31, 2011. The Company also announced that its Board of Directors has declared a monthly dividend of $0.10 per share for May 2012, which will be payable on June 4, 2012 to stockholders of record on May 18, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

Balance Sheet Highlights
($ in millions, except per share amounts)
	March 31,	December 31,
	2012	2011
Investment Portfolio	$215.0	$177.7
Total Assets	$218.7	$187.4
Net Assets	$175.3	$172.4
NAV per share	$18.45	$18.15

Yield on Fair Value	8.2%	8.5%
Income Highlights
($ in thousands)
		For the period
		January 28,
	Quarter ended	2011* to March
	March 31, 2012	31, 2011

Investment Income	$3,909	$57

Net Investment Income (Loss)	$2,626	$(120)
Net Realized and Unrealized Gain	$3,091	$138
Net Income	$5,717	$18

* Commencement of operations

“Our first quarter results reflect continued success in leveraging our origination platform to source attractive middle market senior secured loans and to further diversify our portfolio,” said Michael Gross, Chairman and CEO of Solar Senior Capital. “Our NAV increase was driven by continued solid financial performance from our portfolio companies. The portfolio is 100% performing and is yielding 8.2% at current fair value. We are on course to increase our monthly dividend as we continue to ramp the portfolio to our target leverage level.”

Portfolio and Investment Activity

During the quarter ended March 31, 2012, we invested approximately $40 million across five new and one existing portfolio companies. We received proceeds of approximately $6 million, primarily from the sale of one portfolio asset during the first quarter of 2012.

The fair value weighted average yield on income producing investments in our portfolio was approximately 8.2% as of March 31, 2012.

At March 31, 2012, we had investments in debt securities of 26 portfolio companies, totaling approximately $215.0 million. The portfolio was comprised of approximately 97% senior secured loans and 3% unsecured debt. As of March 31, 2012, there were no non-accrual assets in the portfolio.

Results of Operations

Investment income of approximately $3.9 million for the three months ended March 31, 2012 represents a 10% increase over the previous quarter and was primarily attributable to interest earned on a larger investment portfolio. Expenses for the first quarter of 2012 were higher than for the fourth quarter of 2011 due to higher management fees on a larger portfolio and higher interest expense on a higher average debt balance.

During the first quarter of 2012, we had net realized and unrealized gains of $3.1 million resulting from the sale of one portfolio asset, increases in the leveraged loan indices and continued strong operating performance of the underlying assets.

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, May 2, 2012. All interested parties may participate in the conference call by dialing (800) 798-2801 approximately 5-10 minutes prior to the call, international callers should dial (617) 614-6205. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 97089166 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital's website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital website.

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

SOLAR SENIOR CAPITAL LTD. STATEMENT OF ASSETS AND LIABILITIES (in thousands, except per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Investments at fair value:
Non-controlled, non-affiliated investments, at fair value (cost:
$214,233 and $180,023, respectively)	$215,008	177,749
Total investments	215,008	177,749

Cash and cash equivalents	1,820	2,934
Receivable for investments sold	-	4,931
Interest receivable	1,703	1,687
Deferred offering costs	50	-
Prepaid expenses and other receivables	138	94
Total Assets	218,719	187,395

Liabilities
Credit facility payable	18,150	8,600
Payable for investments purchased	23,331	4,912
Dividends payable	950	-
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	498	944
Capital gains incentive fee payable	48	-
Due to Solar Capital Management LLC	43	141
Other accrued expenses and payables	397	363
Total Liabilities	43,417	14,960

Net Assets
Common stock, par value $0.01 per share 9,500,100 shares issued
and outstanding, 200,000,000 authorized	95	95
Paid-in capital in excess of par	177,815	177,815
Distributions in excess of net investment income	(2,849)	(2,625)
Accumulated net realized loss on investments	(534)	(576)
Net unrealized appreciation (depreciation) on investments	775	(2,274)
Total Net Assets	$175,302	$172,435

Number of shares outstanding	9,500,100	9,500,100
Net Asset Value Per Share	$18.45	$18.15

SOLAR SENIOR CAPITAL LTD.
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	For the three	For the period
	months ended	January 28, 2011(1)
	March 31, 2012	to March 31, 2011
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income from non-controlled, non-affiliated investments	$3,909	$57
Total investment income	3,909	57

EXPENSES:
Investment advisory and management fees	498	-
Interest and other credit facility expenses	221	-
Incentive fee on capital gains	48	28
Administrative service fee	164	27
Insurance expense	99	42
Audit and tax preparation	74	38
Other general and administrative expenses	155	42
Total expenses before debt issuance costs	1,259	177
Debt issuance costs	24	-
Total expenses	1,283	177
Net investment income (loss)	2,626	(120)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS:
Net realized gain on non-controlled, non-affiliated investments	42	-
Net change in unrealized gain on non-controlled, non-affiliated investments	3,049	138

Net realized and unrealized gain on investments	3,091	138

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$5,717	$18

Earnings per share (2)	$0.60	$-

(1) Commencement of operations.
(2) Less than $0.005 per share for the period ending March 31, 2011.

CONTACT:
Solar Senior Capital Ltd.
Nick Radesca, 212-993-1660